Exhibit 4
EXECUTION COPY
SUBORDINATION AGREEMENT
This SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of September 3, 2010, by BANK OF THE WEST, a California state chartered bank, and its successors and assigns (the “Senior Creditor”), and Sherborne Strategic Fund A, LLC, a Delaware limited liability company, Sherborne Strategic Fund B, LLC, a Delaware limited liability company and Nottingham Investors LLC, a Delaware limited liability company (collectively the “Subordinated Creditors” and each individually a “Subordinated Creditor”).
1. Definitions.
“Adjusted Continuing Business EBITDA” shall have the meaning given to such term in the Senior Loan Agreement.
“Bankruptcy Code” shall mean Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.
“Borrower” shall mean Nautilus, Inc., a Washington corporation, and any successor issuer of indebtedness under the Senior Loan Agreement.
“Collateral” shall have the meaning given to such term in the Senior Loan Agreement.
“Conforming Amendment” shall mean any amendment to a provision of any Subordinated Document that is substantively identical to a corresponding amendment to a comparable provision of a Loan Document.
“Enforcement Action” shall mean (a) to take from or for the account of Borrower by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Borrower with respect to any of the Subordinated Indebtedness not otherwise permitted under Paragraphs 3 or 5 hereof, (b) to sue for payment of or to initiate or participate with others in any suit, action or proceeding against Borrower to (i) enforce payment of or to collect the whole or any part of the Subordinated Indebtedness (including, without limitation, any Permitted Payment) or (ii) commence judicial enforcement of any of the rights and remedies under any of the Subordinated Documents or applicable law with respect to any of the Subordinated Indebtedness, (c) to accelerate any of the Subordinated Indebtedness or (d) to exercise any put option or to cause Borrower to honor any redemption or mandatory prepayment obligation under any Subordinated Document; provided that the following shall not be considered an “Enforcement Action”: (i) to seek specific performance or other injunctive relief to compel Borrower to comply with an obligation under the Subordinated Documents so long as it is not accompanied by a claim for monetary damages or for payment of any of the Subordinated Indebtedness, (ii) to take any action necessary to prevent the running of any applicable statute of limitations or similar restriction on claims which has not been waived by the Borrower or cannot be waived as a matter of law so long as any amounts paid to or for the benefit of the Subordinated Creditors as a result of any such action are immediately paid over to the Senior Creditor for application against the Senior Indebtedness as provided in Paragraph 6 herein or (iii) any action necessary solely to assert a compulsory cross-claim or counterclaim against the Borrower.

“Event of Default” shall have the meaning set forth in the Subordinated Notes or the other Subordinated Documents or any other agreement, document or instrument evidencing, securing or guaranteeing the payment of or otherwise relating to any of the Subordinated Indebtedness.
“First Amendment” shall mean that certain First Amendment of Credit Agreement between Borrower and Senior Creditor dated as of August 13, 2010, amending the Senior Loan Agreement.
“Loan Documents” shall have the meaning given to such term in the Senior Loan Agreement.
“Majority Subordinated Creditors” shall mean the Subordinated Creditors holding greater than 50% of the aggregate principal amount at maturity of the Subordinated Notes then outstanding.
“Paid in Full” shall mean (a) paid in full in cash (other than unasserted contingent indemnification obligations as to which no claim is known or determinable) and (b) the termination or cash collateralization (in an amount and in the manner required by the Senior Loan Agreement) of all Letters of Credit (as defined in the Senior Loan Agreement) issued under the Senior Loan Agreement.
“Permitted Payments” shall have the meaning ascribed to such term in Paragraph 3(b) herein.
“Proceeding” shall have the meaning ascribed to such term in Paragraph 5 herein.
“Quarterly Adjusted Continuing Business EBITDA” means, for any calendar quarter, the Adjusted Continuing Business EBITDA for the four quarters ending on the last day of such quarter.
“Senior Debt Cap” shall mean the result of (a) $20,000,000, plus (b) interest, fees, expenses and all other amounts that are capitalized pursuant to the terms of the Senior Loan Agreement.
“Senior Indebtedness” shall mean the sum of (a) any and all indebtedness (principal, interest, fees, collection costs and expenses and other amounts), liabilities and obligations which Borrower may now or at any time or times hereafter owe to the Senior Creditor, and/or its successors and assigns, evidenced by or arising under the Senior Loan Agreement or Senior Note; provided that Senior Indebtedness shall not include the principal balance of any loans or undrawn amounts of outstanding letters of credit issued under the Senior Loan Agreement in excess of the Senior Debt Cap and any portion of interest and fees accrued on account of such portion of loans and letters of credit.
“Senior Loan Agreement” shall mean that certain Credit Agreement dated as of March 8, 2010, between Borrower and the Senior Creditor, as amended by the First Amendment, and any further amendments, modifications, extensions, refinancings, restatements and renewals thereof to the extent not prohibited by this Agreement.

“Senior Note” shall mean that certain promissory note of Borrower dated as of March 8, 2010, payable to the order of Senior Creditor in the principal amount of $15,000,000 and any additions, increases, amendments, modifications, extensions, refinancings, replacements and renewals thereof to the extent not prohibited by this Agreement.
“Subordinated Creditors” shall have the meaning ascribed to such term in the preamble hereto.
“Subordinated Documents” shall mean the Subordinated Notes and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Subordinated Creditors with respect to or in connection with or pursuant to the Subordinated Notes or any loans or advances made pursuant thereto.
“Subordinated Indebtedness” shall mean any and all indebtedness (principal, interest, fees, collection costs and expenses and other amounts), liabilities and obligations (including, without limitation, guaranty obligations and indemnity obligations) which Borrower may now or at any time or times hereafter owe to the Subordinated Creditors pursuant to the Subordinated Documents.
“Subordinated Notes” shall mean one or more promissory notes in the aggregate principal amount at maturity of $6,096,996.21 from Borrower to the Subordinated Creditors and any additions, increases, amendments, modifications, extensions, refinancings, replacements and renewals thereof to the extent not prohibited by this Agreement.
“Subordinated Securities” shall mean any securities of Borrower issued in connection with a Proceeding involving Borrower, the payment of which securities is junior or otherwise subordinated, at least to the same extent provided in this Agreement, to the payment of any and all of the Senior Indebtedness.
2. Subordination. To induce the Senior Creditor to now or hereafter lend or advance monies or otherwise extend credit to or for the benefit of Borrower, and to better secure the Senior Creditor in respect thereof, each Subordinated Creditor agrees to and hereby subordinates on the terms and conditions contained herein the payment and performance of all of the Subordinated Indebtedness together with any and all guaranties, collateral and other security, if any, for the payment of any of the Subordinated Indebtedness, to any and all of the Senior Indebtedness until the Senior Indebtedness is Paid in Full and the Senior Creditor has no further commitment to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document.
3. Permitted Payments.
(a) General Prohibition of Payments on Subordinated Indebtedness. Each Subordinated Creditor covenants and agrees with the Senior Creditor that, except as specifically permitted under Paragraph 3(b), Borrower shall not pay, and no Subordinated Creditor shall accept payment of, any of the Subordinated Indebtedness or any guaranties, unless and until all of the Senior Indebtedness has been Paid in Full and the Senior Creditor has no further commitments to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document.

(b) Permitted Payments. Until such time as all of the Senior Indebtedness has been Paid in Full, Borrower may pay to the Subordinated Creditors, and the Subordinated Creditors may accept from the Borrower (collectively, the “Permitted Payments”) only:
(i) Any payments of interest with respect to the Subordinated Indebtedness that are paid “in kind,” whether capitalized and added to then outstanding principal amount of the Subordinated Indebtedness or accrued or accreted as unpaid interest so long as such payments “in kind” do not become obligations for payment of cash, securities or any other form of payment (other than in each case in the form of Subordinated Securities) until the earlier of (x) after all of the Senior Indebtedness has been Paid in Full or (y) the scheduled maturity date of the Subordinated Indebtedness (it being acknowledged and agreed by the Subordinated Creditors that such scheduled maturity date will be automatically extended (without any action by the Borrower or any Subordinated Creditor) by a number of days that the maturity date of the Senior Indebtedness is extended provided that such scheduled maturity date may not be extended by more than 180 days without the consent of each Subordinated Creditor);
(ii) Payment of all or any portion of principal or interest on the Subordinated Indebtedness, so long as on the date of any proposed payment, (x) Quarterly Adjusted Continuing Business EBITDA for the two immediately preceding calendar quarters was greater than $5,000,000 for each such quarter, (y) Borrower is in compliance with all covenants and requirements set forth in the Senior Loan Agreement without giving effect to the amendments to the Senior Loan Agreement set forth in Section 4 of the First Amendment, and (z) no default or event of default exists under the Senior Loan Agreement or any other Loan Document, and no default would occur under the Senior Loan Agreement or any other Loan Document as a result of such payment;
(iii) Payments of principal and accreted or accrued interest upon the occurrence of a Change in Control (as defined in the Subordinated Documents as in effect on the date hereof) and the declaration of an “Event of Default” under the Subordinated Documents in accordance with the terms thereof, but only to the extent that the Senior Creditor has consented in writing to such Change in Control or has waived (or agreed to forbear from exercising remedies in connection with) in writing any Event of Default under the Loan Documents that may have occurred as a result of such Change in Control; and
(iv) Reimbursement of reasonable out-of-pocket costs and expenses (including without limitation, attorney fees) due and owing to any Subordinated Creditor;
provided, in the case of clauses (iii) and (iv) only if such payments are payments made in accordance with the terms of the Subordinated Documents as in effect on the date hereof or as modified in accordance with the terms of this Agreement.
4. Enforcement Rights of Subordinated Creditor.
(a) Limitation on Right of Action. Except as expressly set forth in Paragraph 4(b), the Subordinated Creditors shall have no right to accelerate the maturity of any of the Subordinated Indebtedness or take any other Enforcement Action, unless and until all of the Senior Indebtedness has been Paid in Full and the Senior Creditor has no further commitment to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document.

(b) Standstill. Until the Senior Indebtedness is Paid in Full and the Senior Creditor has no further commitment to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document, no Subordinated Creditor shall, without the prior written consent of the Senior Creditor, take any Enforcement Action permitted under the Subordinated Notes, the Subordinated Documents and/or applicable law, until the earliest to occur of the following:
(i) acceleration of the Senior Indebtedness; or
(ii) the commencement of a Proceeding; or
(iii) the commencement by the Senior Creditor of any judicial or non-judicial action or proceeding against Borrower to realize upon any Collateral owned by Borrower securing the Senior Indebtedness;
(iv) upon the occurrence of a “Change in Control” under the Subordinated Documents to the extent the payment of the Subordinated Indebtedness would be permitted by Paragraph 3(b)(iii) of this Agreement; or
(v) the passage of 180 days from the delivery by the Majority Subordinated Creditors to the Senior Creditor of a written notice stating that an Event of Default (other than as described in clause (iv) above) has occurred under the Subordinated Indebtedness and the Majority Subordinated Creditors desire to take an Enforcement Action against Borrower as a consequence thereof (any such notice being hereinafter referred to as a “Subordinated Debt Default Notice”); provided that the Event of Default under the Subordinated Notes described in such Subordinated Debt Default Notice shall not have been cured or waived within such 180-day period, and provided further, the Senior Creditor shall have received 10 days prior written notice of the Majority Subordinated Creditors’ intention to take any such Enforcement Action (such 10-day notice period may run concurrently with the 180-day period required under this clause (v)).
Any such Enforcement Action by the Subordinated Creditors shall remain subject to and subordinated to any Enforcement Actions by the Senior Creditor with respect to the Senior Indebtedness against Borrower or any property or assets of Borrower, and any amounts received by the Subordinated Creditors from any such Enforcement Action shall be promptly turned over to the Senior Creditor as provided in Paragraph 6 until the Senior Indebtedness has been Paid in Full. Nothing herein shall be construed in any way to limit or impair the right of the Senior Creditor to bid for and purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by the Senior Creditor. The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of a Proceeding. Notwithstanding the foregoing, the Subordinated Creditors may file proofs of claim and make other filings against Borrower in any Proceeding involving Borrower.

(c) Rescission of Senior Defaults. Notwithstanding anything contained herein to the contrary, if following the acceleration of the Senior Indebtedness such acceleration is rescinded (whether or not any existing event of default under the Senior Loan Agreement or other Loan Documents has been cured or waived), then all Enforcement Actions taken by the Subordinated Creditors shall likewise be rescinded if such Enforcement Action is based solely on clause (i) of Paragraph 4(b). Notwithstanding anything contained herein to the contrary, if following commencement of any judicial or non-judicial action or proceeding against Borrower to realize upon any Collateral owned by Borrower securing the Senior Indebtedness such judicial or non-judicial action or proceeding is subsequently terminated or rescinded (whether or not any existing event of default under the Senior Loan Agreement or other Loan Documents has been cured or waived), then all Enforcement Actions taken by the Subordinated Creditors shall likewise be terminated or rescinded if such Enforcement Action is based solely on clause (iii) of Paragraph 4(b).
5. Insolvency. In the event Borrower makes any assignment or other arrangement for the benefit of its creditors or any bankruptcy, receivership, reorganization, dissolution, insolvency or other similar proceeding is filed or otherwise initiated by, against or involving Borrower (a “Proceeding”), (a) all of the Senior Indebtedness shall be Paid in Full before any payment shall be made on or with respect to any of the Subordinated Indebtedness (other than any payment in the form of Subordinated Securities), and (b) any payment which, but for the terms of this Agreement, would be payable or deliverable on or in respect of any of the Subordinated Indebtedness (other than in the form of Subordinated Securities) shall be paid or delivered directly to the Senior Creditor to be applied as a payment on the Senior Indebtedness until (i) all of the Senior Indebtedness has been Paid in Full and (ii) the Senior Creditor has no further commitments to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document. Each Subordinated Creditor hereby irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to make any such payments or distributions directly to the Senior Creditor and the Subordinated Creditors further irrevocably authorizes and empowers the Senior Creditors to demand, sue for, collect and receive each and every such payment or distribution. Each Subordinated Creditor hereby agrees to execute and deliver to the Senior Creditor or any of its representatives all such further agreements, documents and instruments as may from time to time be reasonably requested by the Senior Creditor confirming the authorizations referred to in the foregoing clause (b). Each Subordinated Creditor hereby further irrevocably authorizes, empowers and appoints the Senior Creditor as its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim in respect of Subordinated Indebtedness in connection with such Proceeding if the Subordinated Creditors fail to do so on or before the date that is five days prior to the bar date for filing such proofs of claim.
Each Subordinated Creditor agrees that the Senior Creditor may consent to the use of cash collateral to provide financing to Borrower on such terms and conditions and in such amounts as the Senior Creditor, in its sole discretion, may decide and that no Subordinated Creditor shall contest or oppose in any manner, such cash collateral use or financing; provided that the amount of such financing plus the amounts outstanding under the Senior Loan Agreement shall not exceed the Senior Debt Cap. Borrower (or a trustee appointed for the estate of Borrower) may grant to the Senior Creditor liens upon all or any part of the assets of Borrower, which liens (i) shall secure payments of all or any part of the Senior Indebtedness

(whether such Senior Indebtedness arose prior to the filing of the petition for relief or arise thereafter); and (ii) shall be superior in priority to the liens on the assets of Borrower held by the Subordinated Creditors. Each Subordinated Creditor agrees that it will not object to or oppose (A) a sale or other disposition of any assets securing the Senior Indebtedness (or any portion thereof) free and clear of liens or other claims under Section 363 of the Bankruptcy Code (11 U.S.C. Section 101, et. seq.) or any other provision of the Bankruptcy Code if the Senior Creditor has consented to such sale or disposition of such assets, or (B) a plan of reorganization or liquidation pursuant to chapter 11 of the Bankruptcy Code if the Senior Creditor has voted to accept such plan of reorganization or liquidation. Each Subordinated Creditor covenants and agrees that it will not obtain, seek to obtain or accept any security or collateral for any of the Subordinated Indebtedness without the prior written consent of the Senior Creditor. In the event that the Senior Creditor gives prior written consent to the Subordinated Creditors to obtain security or collateral for any Subordinated Indebtedness and the Subordinated Creditors obtain security or collateral for any Subordinated Indebtedness, then (1) each Subordinated Creditor agrees that it will obtain such security or collateral only with respect to the assets of Borrower specifically identified by the Senior Creditor in such prior written consent and only with respect to such Subordinated Indebtedness specifically identified by the Senior Creditor in such prior written consent and (2) each Subordinated Creditor agrees not to assert any right it may have to “adequate protection” of its interest in such security or collateral in any Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to such security or collateral, without the prior written consent of the Senior Creditor. Each Subordinated Creditor waives any claim it may now or hereafter have arising out of the Senior Creditor’s election, in any Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by Borrower, as debtor in possession. Each Subordinated Creditor (both in its capacity as a Subordinated Creditor and in its capacity as a party which may be obligated to Borrower with respect to contracts which are part of the Senior Creditor’s Collateral) agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding (a) challenging the enforceability of the Senior Creditor’s claims or oppose any action by the Senior Creditor to enforce its rights or remedies relating to any of the Senior Indebtedness, (b) challenging the enforceability, validity, priority or perfected status of any liens on assets securing any of the Senior Indebtedness or (c) asserting any claims which Borrower may hold with respect to the Senior Creditor. Until the discharge of all of the Senior Indebtedness has occurred, the Subordinated Creditors shall not seek relief from the automatic stay without the prior written consent of the Senior Creditor or oppose any request by the Senior Creditor to seek relief from the automatic stay with respect to the Collateral.
6. Turnover of Payments. Each Subordinated Creditor hereby agrees that if any payment or payments are made to or accepted by any Subordinated Creditor in violation of this Agreement, such Subordinated Creditor will promptly, after its becoming aware thereof, deliver all such payments to the Senior Creditor, with any necessary endorsement of such Subordinated Creditor, as a payment on the Senior Indebtedness. In the event that such Subordinated Creditor turns over or delivers to the Senior Creditor any amount paid to such Subordinated Creditor on account of the Subordinated Indebtedness, the obligations of Borrower under the Subordinated Notes and the other Subordinated Documents with respect thereto shall be revived and continued as Subordinated Indebtedness in full force and effect, as if such amount or property has not been paid or received.

7. Subrogation. After all of the Senior Indebtedness is Paid in Full and the Senior Creditor has no further commitment to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document, the Subordinated Creditors shall be subrogated to the rights of the Senior Creditor (to the extent of any payments made on the Subordinated Indebtedness which were applied to the Senior Indebtedness under Paragraphs 3, 4, 5, 6 or otherwise) to receive payments or distributions of assets of Borrower applicable to the Senior Indebtedness until the principal of, and interest and premium, if any, on, and all other amounts payable in respect of the Subordinated Indebtedness shall be paid in full. For purposes of preserving such subrogation rights, payments of the Subordinated Indebtedness to which the Subordinated Creditors would have been entitled but for the provisions of this Agreement, which are paid pursuant to the provisions of this Agreement to the Senior Creditor for application to the Senior Indebtedness by the Subordinated Creditors, as among Borrower and its creditors (other than the Senior Creditor), shall not be deemed to be a payment by Borrower to or on account of the Senior Indebtedness.
8. Amendments.
(a) Each Subordinated Creditor agrees that none of the Subordinated Documents or any other document, instrument, or agreement evidencing all or any part of the Subordinated Indebtedness may be amended, restated, supplemented, refinanced, or otherwise modified, without the prior written consent of the Senior Creditor, except to the extent that the effect of such amendment, restatement, supplement, refinancing or other modification is to (i) increase the rate of interest (whether payable in cash or in-kind) on any of the Subordinated Notes to a rate not in excess of 2.00% per annum above the interest rate set forth in the Subordinated Document (as in effect on the date hereof), except in connection with the imposition of a default rate of interest in accordance with the terms of the Subordinated Documents (as in effect on the date hereof) (which shall be governed by clause (ii) below), or (ii) increase the default rate of interest (whether payable in cash or in kind) on any of the Subordinated Notes to a rate not in excess of 3.00% per annum above the interest rate set forth in the Subordinated Documents (as in effect on the date hereof); provided, that any Conforming Amendment to the Subordinated Documents may be made so long as such Conforming Amendment shall maintain an equivalent proportionate difference between dollar amounts in the relevant provision in the Subordinated Documents and those in the corresponding covenant in the Senior Loan Agreement, to the extent that such difference exists between the Subordinated Documents and the Senior Loan Agreement on the date hereof.
(b) The Senior Creditor may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Indebtedness, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relation to the Senior Indebtedness; provided that Senior Creditor will not, without the prior written consent of the Majority Subordinated Creditors, acting on behalf of all Subordinated Creditors, agree to any amendment, modification or supplement to the Loan Documents, the effect of which is to (i) increase the maximum principal amount of the Senior Indebtedness to an amount in excess of the Senior Debt Cap, (ii) increase the interest rate margins or any fixed interest rate with respect to the Senior Indebtedness by more than 3.00% per annum above the interest rate contained in the Senior Loan Agreement (as in effect on the date hereof), except in connection with the imposition of a default rate of interest, in each case, in accordance with the terms of the Loan Documents (as in effect on the date hereof), (iii) increase the default rate of interest (whether payable in cash or in kind) on any of the Senior Indebtedness to a rate in excess of 3.00% per annum above the interest rate set forth in the Senior Loan Agreement (as in effect on the date hereof), (iv) modify or add any covenant or “Event of Default” under the Loan Documents or any related definitions, including, without limitation, the definition of Adjusted Continuing Business EBITDA, which directly restricts the Borrower from making payments under the Subordinated Documents which would otherwise be permitted under the Loan Documents as in effect on the date hereof, (v) extend the final maturity date of the Senior Indebtedness beyond the scheduled maturity date of the Subordinated Notes as in effect on the date hereof, or (x) contravene the provisions of this Agreement. This Agreement shall survive any sale, assignment, disposition or other transfer of all or any portion of the Senior Indebtedness, and the terms of this Agreement shall be binding upon the successors and assigns of the Senior Creditor.
9. Subordinated Creditor Representations. Each Subordinated Creditor hereby represents and warrants to, and covenants and agrees with, the Senior Creditor that as of the date hereof (a) such Subordinated Creditor has not assigned or transferred any of the Subordinated Indebtedness or any interest therein or any guaranties, collateral or other security therefor, if any, to any other person or entity, (b) as of the date hereof the aggregate principal amount at maturity of the Subordinated Notes is $6,096,996.21, (c) no interest has accrued or been paid on the Subordinated Notes, (d) no Event of Default (as defined in the Subordinated Notes or the other Subordinated Documents or any other agreement, document or instrument evidencing, securing or guaranteeing the payment of or otherwise relating to any of the Subordinated Indebtedness) has occurred and is continuing, (e) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement, (f) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Subordinated Creditor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles and (g) any notes or written obligations now or hereafter taken to evidence any of the Subordinated Indebtedness (including, without limitation, the Subordinated Notes), and any renewal notes or written obligations, will be endorsed with a legend to the effect that “THIS INSTRUMENT, AND ALL TERMS AND CONDITIONS SET FORTH IN THIS INSTRUMENT AND THE RIGHTS OF THE PARTIES HERETO ARE SUBJECT TO A SUBORDINATION AGREEMENT IN FAVOR OF BANK OF THE WEST.”
10. Senior Creditor Representations. The Senior Creditor hereby represents and warrants to, and covenants and agrees with, the Subordinated Creditors that (a) the Senior Creditor has not assigned or transferred any of the Senior Indebtedness or any interest therein or any guaranties, collateral or other security therefor, if any, to any other person or entity, (b) no Default or Event of Default (as such terms are defined in the Senior Note or the other Loan Documents or any other agreement, document or instrument evidencing, securing or guaranteeing the payment of or otherwise relating to any of the Senior Indebtedness) has occurred and is continuing, (c) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement and (d) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of Senior Creditor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

11. Subordinated Creditor Waivers. Each Subordinated Creditor hereby waives notice of acceptance hereof, notice of the creation of any of the Senior Indebtedness pursuant to the terms of the Senior Loan Agreement, the giving or extension of credit to Borrower pursuant to the terms of the Senior Loan Agreement or the taking or releasing of guaranties, collateral or other security for the payment thereof, and hereby waives presentment, demand, protest, or notice of protest.
12. Notice of Default. Each Subordinated Creditor hereby covenants and agrees to give the Senior Creditor prompt written notice of any Event of Default or any default or event of default under or within the meaning of any of the Subordinated Notes or any other agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any of the Subordinated Indebtedness in each case of which such Subordinated Creditor has knowledge at the same time such notice is given to Borrower and to the extent any action or time period hereunder is conditioned upon prior notice to the Senior Creditor of such a default or event of default, such action may not be taken by such Subordinated Creditor (or with respect to a time period, shall not begin to run) until such notice is given to the Senior Creditor.
13. Permitted Actions by Senior Creditor. Each Subordinated Creditor hereby acknowledges and agrees that subject to Paragraph 8(b), the Senior Creditor may take or omit to take any or all actions with respect to the Senior Indebtedness or any Collateral permitted by the Loan Documents and applicable law without affecting the Senior Creditor’s rights, or the Subordinated Creditors’ rights and obligations, under this Agreement. In particular, but without limitation, the Senior Creditor may, without notice to or consent by the Subordinated Creditors, do any or all of the following:
(a) Alter, compromise, renew, extend, amend, accelerate, or otherwise change any or all of the terms of the Senior Indebtedness, or any part thereof, including increases or decreases in the interest rate thereon;
(b) Take and hold security interests for the payment of the Senior Indebtedness, or exchange, enforce, waive, or release such security interests with or without the substitution of new collateral;
(c) Release, substitute, agree not to sue or deal with Borrower, or sureties, endorsers, or guarantors of the Senior Indebtedness, on any terms or in any manner chosen by the Senior Creditor;
(d) Forbear from or forgo pursuing Borrower, or from foreclosing or otherwise realizing upon any security interest or guaranty held by the Senior Creditor in relation to the Senior Indebtedness;
(e) Determine how, when, and what application of payments and credit shall be made with respect to the Senior Indebtedness; or

(f) Assign any or all of the Senior Creditor’s rights under this Agreement without notice to or consent by the Subordinated Creditors.
14. No Duty to Share Information. Each Subordinated Creditor hereby assumes responsibility for keeping itself informed of the financial conditions of Borrower and of all other circumstances bearing upon the risk of nonpayment of the Subordinated Indebtedness that diligent inquiry would reveal, and each Subordinated Creditor hereby agrees that the Senior Creditor shall have no duty to advise such Subordinated Creditor of any information regarding such condition or any such circumstances.
15. Waivers; Remedies Cumulative. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in a writing signed by the Majority Subordinated Creditors and the Senior Creditor. No failure to exercise, and no delay in exercising on the part of any party hereto, any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and shall not be exclusive of any rights or remedies provided by law.
16. Notices. Any notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, (a) if to the Senior Creditor to Bank of the West, at 222 S.W. Columbia Street, Suite 1200, Portland, Oregon 97201, attention: Sean Edwards, fax number: (503) 223-2915, email: sean.edwards@bankofthewest.com, with copies to Miller Nash LLP, 111 S.W. Fifth Avenue, Suite 3400, Portland, Oregon 97204, attention: Clifton Molatore, fax number: (503) 205-8541, email: clifton.molatore@millernash.com, (b) if to the Subordinated Creditors, to the address set forth on their respective signature pages hereto and (c) with a copy in all cases to Nautilus, Inc., 16400 S.E. Nautilus Drive, Vancouver, Washington 98683, attention: Alec Anderson, email: aanderson@nautilus.com, with a copy to Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois 60602, attention: Jocelyn Hirsch, email: Joeclyn.hirsch@kirkland.com, or to such other address or telecopy number as any such party may designate as its address or telecopy number for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered if delivered in person or sent by telecopy, on the first business day after the day on which sent, if sent by recognized overnight courier or on the third business day after the day on which mailed, if sent by registered or certified mail.
17. Further Assurances. Each Subordinated Creditor agrees to do such further acts and things and to execute and deliver such additional agreements, documents, instruments and consents as may be reasonably necessary or as the Senior Creditor may from time to time reasonably request to effect the subordination contemplated by this Agreement.
18. Binding Agreement; Refinancings. This Agreement shall be continuing, irrevocable and binding on the parties hereto, their respective heirs, executors, personal representatives, successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. Each Subordinated Creditor further agrees that if

Borrower is ever in the process of refinancing all or a portion of the Senior Indebtedness with a new lender, and if the Senior Creditor makes a request of such Subordinated Creditor, such Subordinated Creditor shall agree to enter into a new, substitute subordination agreement with the new lender with terms and conditions substantially similar to the terms and conditions set forth in this Agreement.
19. Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
20. Resurrection of Obligations. This Agreement is of a continuing nature, and it shall continue in force until all the Senior Indebtedness is Paid in Full and the Senior Creditor has no further commitment to lend or otherwise extend credit pursuant to the Senior Loan Agreement and the other Loan Documents. To the extent that the Senior Creditor receives any payment on account of any of the Senior Indebtedness, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Senior Indebtedness or part thereof intended to be satisfied and any and all subordination obligations and agreements of the Subordinated Creditors hereunder with respect to the Subordinated Indebtedness created and/or existing in favor of the Senior Creditor shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Senior Creditor and applied on account of the Senior Indebtedness. To the extent that the Subordinated Creditors are required to turn over or deliver to the Senior Creditor any amount or property paid or delivered to the Subordinated Creditors under this Paragraph 20, the obligations of Borrower with respect to any such amount or property shall be revived and continued as Subordinated Debt in full force and effect, as if such amount or property had not been paid or received and the Subordinated Creditors shall have the subrogation rights provided in Paragraph 7.
21. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Washington (without reference to conflict of law principles).
22. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
23. No Impairment of Subordinated Indebtedness. The provisions of this Agreement are for the purposes of defining the relative rights of the Senior Creditor, on the one hand, and the Subordinated Creditors, on the other hand. Nothing herein shall impair Borrower’s obligations to the Subordinated Creditors to pay principal, interest and other amounts in accordance with the terms of the Subordinated Indebtedness or perform its other obligations thereunder.

24. Headings for Convenience. The Paragraph headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.
25. Consent to Jurisdiction; Waiver of Jury Trial. EACH SUBORDINATED CREDITOR HEREBY IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN KING COUNTY, WASHINGTON, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (b) AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (c) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (d) WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (e) WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. EACH SUBORDINATED CREDITOR AUTHORIZES THE SERVICE OF PROCESS UPON SUCH PARTY BY REGISTERED MAIL SENT TO SUCH PARTY AT ITS ADDRESS REFERENCED IN PARAGRAPH 16 ABOVE. THE SUBORDINATED CREDITORS AND THE SENIOR CREDITOR HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH THE SUBORDINATED CREDITORS AND THE SENIOR CREDITOR ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SENIOR NOTE OR SUBORDINATED NOTE.
26. Termination. This Agreement shall continue in full force and effect until the Senior Indebtedness is Paid in Full and the Senior Creditor has no further commitments to lend or otherwise extend credit pursuant to the Senior Loan Agreement or any other Loan Document.
[Remainder of page intentionally blank.]

EXECUTION COPY
IN WITNESS WHEREOF, the undersigned have executed this Subordination Agreement as of September 3, 2010.

SENIOR CREDITOR: BANK OF THE WEST
By:	/s/ Sean Edwards
Sean Edwards, Vice President

[Signature Page to Subordination Agreement]

SUBORDINATED CREDITORS: SHERBORNE STRATEGIC FUND A, LLC
By:	/s/ Craig L. McKibben
Name:	Craig L. McKibben
Title:	Managing Director,
Sherborne Investors LP as Managing Member

Address:	c/o Sherborne Investors LP
135 East 57th Street
New York, NY 10022
[Signature Page to Subordination Agreement]

SHERBORNE STRATEGIC FUND B, LLC
By:	/s/ Craig L. McKibben
Name:	Craig L. McKibben
Title:	Managing Director,
Sherborne Investors LP as Managing Member

Address:	c/o Sherborne Investors LP
135 East 57th Street
New York, NY 10022
[Signature Page to Subordination Agreement]

NOTTINGHAM INVESTORS LLC
By:	/s/ Craig L. McKibben
Name:	Craig L. McKibben
Title:	Managing Director,
Sherborne Investors LP as Managing Member

Address:	c/o Sherborne Investors LP
135 East 57th Street
New York, NY 10022
[Signature Page to Subordination Agreement]

EXECUTION COPY
Borrower hereby assents to the foregoing Subordination Agreement and agrees in all respects to be bound thereby. Borrower agrees (i) not to make any payment of any principal, interest or other amounts on or with respect to any of the Subordinated Indebtedness in violation of the terms and conditions of the foregoing Subordination Agreement, (ii) not to amend, change, modify or supplement the Subordinated Notes or the other Subordinated Documents in violation of this Agreement without the prior written consent of the Senior Creditor and (iii) not to amend, change, modify or supplement the Senior Notes, the Senior Loan Agreement or the other Loan Documents in violation of this Agreement without the prior written consent of the Majority Subordinated Creditors. Borrower agrees that the Subordinated Creditors shall not be prohibited from taking any action at any time that is required under applicable law to toll any applicable statute of limitations that would otherwise prevent the Subordinated Creditors from preserving any claim with respect to the Subordinated Indebtedness, provided that the Subordinated Creditors simultaneously provides the Senior Creditor with written notice thereof.
Executed as of September 3, 2010.

BORROWER: NAUTILUS, INC.
By:	/s/ Kenneth Fish
Name:	Kenneth Fish
Title:	Chief Financial Officer

[Signature Page to Subordination Agreement]